POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Sarah K. Hilty, Clifford E. Marks and Katherine L. Scherping, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign National CineMedia, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 27, 2018, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Clifford E. Marks	Date:	February 21, 2019
Clifford E. Marks, Interim Chief Executive Officer and President
(Principal Executive Officer)

/s/ Katherine L. Scherping	Date:	February 21, 2019
Katherine L. Scherping, Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Thomas F. Lesinski	Date:	February 13, 2019
Thomas F. Lesinski, Chairman

/s/ Andrew P. Glaze	Date:	February 13, 2019
Andrew P. Glaze, Director

/s/ Lawrence A. Goodman	Date:	February 14, 2019
Lawrence A. Goodman, Director

/s/ David R. Haas	Date:	February 13, 2019
David R. Haas, Director

/s/ Kurt C. Hall	Date:	February 18, 2019
Kurt C. Hall, Director

/s/ Lee Roy Mitchell	Date:	February 13, 2019
Lee Roy Mitchell, Director

/s/ Mark Segall	Date:	February 13, 2019
Mark Segall, Director

/s/ Renana Teperberg	Date:	February 14, 2019
Renana Teperberg, Director